Registration Number 333-32634

          SECURITIES AND EXCHANGE COMMISSION
  SECURITIES AND EXCHANGE COMMISSIONWashington, D.C. 20549

                       Amendment #3 to
                          Form SB-2
          Amended Form SB - 2 REGISTRATION STATEMENT
                            Under
                 THE SECURITIES ACT OF 1933


             PARAGON POLARIS STRATEGIES.COM INC.
(Exact name of registrant as specified in its charter)


          Nevada              0273                76-0609444
(State or jurisdiction  (Primary Standard          (I.R.S.
of incorporation or    Industrial Classification  Employer
organization)             Code Number)            Identification No.)




404 Scott Point Drive, Salt Spring Island, BC V8K 2R2 Canada
     (Address, including zip code, and telephone number,
                    including area code,
        of registrant's principal executive offices)

Agent for Service:                     With a Copy to:
Robert Foo                             Christopher J.  Moran, Jr.
Paragon Polaris Strategies.com Inc.    4625 Clary Lakes Drive
404 Scott Point Drive                  Roswell, Georgia  30075
Salt Spring Island, BC V8K 2R2         Telephone: (770) 518-9542
Canada (250) 537-5732                  Fax: (770) 518-9640


(Name, address, including zip code, and telephone number, including area code, of agent for service)


          Approximate date of commencement of proposed sale to the public:
Approximate date of commencement of proposed sale to the public:As soon as practicable after the effective date of this Registration Statement.


          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities
Act, check the following box and list the Securities Act
Registration Statement number of the earlier effective
Registration statement for the same offering.  [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration
Statement number of the earlier effective Registration
Statement for the same offering.  [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration
Statement number of the earlier effective Registration
Statement for the same offering.  [ ]

     If delivery of the Prospectus is expected to be made
pursuant to Rule 434, check the following box.  [ ]
+

               CALCULATION OF REGISTRATION FEE

                          Proposed     Proposed
              Amount      Maximum      Maximum       Amount of
Title         To be       Offering     Aggregate     Registration
of each      Registered   Price        Offering      Fee
Class of                  per unit     price
Securities
to be
registered

                                       $
Common       1,000,000    $ .20 per    200,000.00    $ 56.00
stock        shares       share

No exchange or over-the-counter market exists for Paragon
Polaris Strategies.com Inc. common stock. The average price paid for Paragon Polaris Strategies.com Inc. common stock was $.0004 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.








SUBJECT TO COMPLETION

                         Prospectus



            PARAGON POLARIS STRATEGIES.COM, INC.

1,000,000 Shares of Common Stock to be sold by the registrant as issuer.

This is the initial public offering of common stock of Paragon Polaris Strategies.com Inc. and no public market currently exists for these shares. There is no minimum or escrow arrangements, no commissions will be paid and the price of the common shares of this offering was arbitrarily set. Paragon Polaris Strategies.com Inc. is offering for sale up to one million shares of its common stock on a "self-underwritten" best efforts basis at a price of $0.20 per share for a period of one hundred and eighty days following the effective date of the registration statement, of which this prospectus forms a part.

 This investment involves a high degree of risk.  See "Risk
                Factors" beginning on page 1.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The SEC has not made any recommendations that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                      TABLE OF CONTENTS

            PARAGON POLARIS STRATAGIES.COM  INC.





Summary Information and Risk Factors                                       1
Use of Proceeds                                                            3
Determination of Offering Price                                            4
Dilution                                                                   4
Plan of Distribution                                                       5
Legal Proceedings                                                          5
Directors, Executive Officers, Promoters and Control Persons               5
Security Ownership of Certain Beneficial Owners and
Management                                                                 6
Description of Securities                                                  7
Disclosure of the Commission Position on the Indemnification
for Securities Act Liabilities                                             8
Organization Within Last Five Years                                        8
Description of Business                                                    8
Management's Discussion and Analysis or Plan of Operation                  21
Description of Property                                                    22
Certain Relationships and Related Transactions                             22
Market for Common Equity and Related Shareholder Matters                   23
Executive Compensation                                                     25
Financial Statements                                                       26
Changes In and Disagreements With Accountants on Accounting
and Financial Disclosure                                                   40


PART I - SUMMARY INFORMATION AND RISK FACTORS.


Prospectus Summary

Paragon Polaris Strategies.com Inc. is a corporation formed under the laws of the State of Nevada on May 27, 1999 whose principal executive offices are located on Salt Spring Island, British
Columbia, Canada.

The primary objective of the business is designed to market high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients. Our license is for the states of Idaho and Oregon We are a shell corporation in the development stage and have no revenues.

Name, Address, and Telephone Number of Registrant

   Paragon Polaris Strategies.com, Inc.
   404 Scott Point Drive
   Salt Spring Island, BC V8K 2R2, CANADA
   (250) 537-5732


The Offering

  -    Price per share offered                               $0.20
  -    Common Stock offered by the company                   1,000,000
     shares
  -    Common stock to be outstanding after the offering
     3,600,000 shares
     assuming all shares are sold
     ?Common stock to be outstanding after the offering      3,100,000
     assuming  50% of shares offered are sold                   shares
  - use of proceeds - to fund marketing and setting up of dealers to handle line of vitamins and mineral supplements.


Risk Factors

Risk factors affecting operating results

We have had losses since inception and expect such losses to continue for the foreseeable future.

Paragon Polaris has never had any revenues. Costs are incurred to set up the business plan and to get into business. While the licensor, VitaMineralHerb.com, or '"Vita", has set up the master web page and organized the processing of purchases, we must provide our own accounting systems and sales planning including finding and hiring good, reliable sales people. These efforts will use our cash reserves. We will not have any substantial cash reserves until this offering is complete. If this offering is not completed, we will not be able to get into business. This could have a serious affect on the price of our stock.

Once we get into business and sales begin, we still expect to lose money for a considerable period. We will record losses until our profits from sales exceed our expenses. If we do not accomplish this, any and all funds that we have in reserve will be used up. You should consider these facts carefully before you invest.

We expect to need additional financing and such financing may not be available.

Paragon Polaris does not have sufficient capital to properly get into business, to respond to new technical developments or competition or to take advantage of unexpected opportunities. Such items as special marketing programs, the development of new services or opportunities to acquire complimentary businesses require capital. Our success, if any, of establishing the business, creation of sales and follow-up service depends upon new capital through this offering.

Management estimates that our minimum expenses for the first twelve months of operation will be $150,000. That figure represents approximately 75% of the proceeds from this offering. If the offering is fully subscribed to and after the costs of this offering are deducted, we would have approximately $50,000 in working capital.

Should this offering be unsuccessful we would be faced with several options:
-    cease operations and go out of business completely;
- begin looking for additional capital on terms that are acceptable; or
- bring in additional capital that involves a change of control.

You should be aware of one fact: if this offering is unsuccessful we will be unable to implement our business plan unless and until a new source of acceptable financing is found.

No other source of capital has been approached and we do not have any other sources readily available. If other sources are available we have no idea whether capital can be obtained on terms and conditions that are acceptable. Further, any such financing may be upon terms that result in dilution or considerable lessening of value of the shares currently held by Paragon Polaris. shareholders.




We are totally dependent on one supplier and one website and any difficulties with these could seriously affect our chances of success.

VitaMineralHerb.com, the licensor is both the supplier of all of our products and our customers, if any, access to those products. If for any reason the licensor has a problem, whether it be technical, financial or a default under their agreement with their suppliers it will have a direct affect on our sales and revenues, if any. Any permanent disruption of VitaMineralHerb.com's ability to supply us with products or an ordering method via the Internet would put us out of business and at the very least cause a major reorganization to secure new products and a new website. The affect on the value of our common stock would be very negative. Some points of specific concern are:

       -      we have only one supplier;
       -      we have only one ordering facility: the
          VitaMineralHerb.com website;
       -      Vita mineralherb.com has only one suppler; and
       - VitaMineralHerb.com is dependent on many licensees getting into business and being successful.

If the Paragon Polaris business plan fails or proves to be impractical we may be considered a Blank Check Company which would restrict re-sales of our common stock.

Use of Proceeds

Table 1 - Assumes all shares offered are sold:
Legal Fees                                      $30,000
Accounting                                       10,000
Electronic filing and printing                    5,000
Start up costs including office equipment, telephone
system, computers and software                   60,000
Recruiting and salaries                          45,000
Working Capital                                  50,000
Total                                           200,000

Table 2 - Assumes 50% of  shares offered are sold:
Legal Fees                                      $30,000
Accounting                                       10,000
Electronic filing and printing                    5,000
Start up costs including office equipment, telephone
system, computers and software                   30,000
Recruiting and salaries                          25,000

Total                                           100,000


     We have estimated that we will have approximately $50,000 working capital if this offering is fully subscribed to. This money will be used for contingency and/or additional unanticipated expenses of getting the business started. This money may or may not be enough to run the business until sales revenues can take over. If it is not enough we will be forced to look for more funding. No arrangements have been made for this funding.




Determination of Offering Price

The offering price of this issue was set in a purely arbitrary manner. We determined the amount of money needed to start the business; added a contingency amount; allowed for printing, legal and accounting costs. We also took into account the resultant number of shares in the "float", i.e. the number of shares available to be traded. The final consideration was the perceived market capitalization, the theoretical total worth of the shares of Paragon Polaris if they were all sold at a specific price at the same time.

Dilution

Prior to this offering Paragon Polaris has 2,600,000 shares of stock issued and outstanding. The following table illustrates the difference between prices paid by present shareholders and subscribers to this offering.


                          Percentage        Percentage         Percentage   Percentage
                          of Consideration  of Consideration   of Shares    of Shares
              Price Paid  50% Subscription  100% Subscription  Held - 50%   Held - 100%

Present
Shareholders   0.005      11.10             05.88              83.87        72.23

Subscribers    0.20       88.90             94.12              16.13        27.77


"Dilution" means the difference between our public offering price ($0.20 per share) and our pro forma net tangible book value per share after giving effect to this offering. Net tangible book value per share is determined by dividing our tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding. The following table illustrates under the above assumptions the dilution of a new investor's equity as of September 30, 2000.

     As of September 30, 2000, we have issued 2,600,000 shares to our current shareholders in exchange for $13,000 in cash (an average of approximately $0.005 per share). Our net tangible book value as of September 30, 2000 was minus ($293) or approximately minus ($0.0001 per share. Giving effect to the sale of all shares offered for cash, the pro forma net tangible book value of the Company after deducting expenses of this offering estimated at $45,000 , would be approximately $155,000 if our entire offering is sold or approximately $0.043 per share, which represents an increase of approximately $0.043 in the net tangible book value per share to present shareholders and an immediate dilution of $0.157 to public investors.


Public offering price per share                              $0.20
Net tangible book value per share before offering         ($0.0001)
Increase per share attributable to public investors         $0.043
Pro forma net tangible book value per share after offering  $0.043
Dilution per share to public investors                      $0.157


Plan of Distribution

This is a self - underwritten offering. This prospectus is part of a registration statement that permits the officers and directors of Paragon Polaris, pursuant Rule 3a4-1 of the Securities Exchange Act of 1934, to sell directly to the public with no commission or other remuneration payable.


Legal Proceedings.

We are not aware of any legal proceedings that have been or are currently being undertaken for or against Paragon Polaris nor is any contemplated


Directors, executive officers, promoters and control persons.

The directors and executive officers currently serving Paragon
Polaris are as follows:

Name                     Age            Positions Held and Tenure
Robert Foo               49             President and Director since
                                        December, 1999

Samuel Lau               32             Secretary/Treasurer and
                                        Director since December,
                                        1999

The directors named above will serve until the first annual meeting of the stockholders of Paragon Polaris stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between the directors and officers and any other person pursuant to which any director or officer was to be selected as a Director or Officer.


Biographical information

Robert Foo. Robert Foo, a native of Malaysia and a Canadian citizen, is the President and a Director of Paragon Polaris. In 1975 he graduated from Southern Alberta Institute of Technology with a degree in Business Administration. From 1975 to 1977 Mr. Foo was in the management program of the Denny?s Restaurant chain. From 1977 through 1980 he was a sale agent for The Metropolitan Life Insurance Company. From 1980 to 1986 he was a sales representative of Seaboard Life Insurance. Mr. Foo served as the promoter of Archer Communications, Inc. from 1986 to 1988 and *****(Don - last 5 years?)currently is President and Chief Executive Officer of Trans Asia Resources, Inc., an oil and gas exploration company, currently engaged in drilling in Texas in conjunction with NYSE listed Apache Petroleum, Inc.

Samuel Lau.  Mr. Lau is the Secretary Treasurer and a Director of
Paragon Polaris.
Since July, 1998 he has served the corporate secretary and office
manage of Trans Asia    Resources, Inc. an oil and gas
exploration company. For the two years preceding June, 1998, Mr. Lau was a supervisor at a large Travel Agency, Happy Times Travel. From September, 1996 to May, 1998 he was a travel consultant with Quality Travel. From 1991 through 1993 he was a sales representative for Key Jewelry. Mr. Lau attended York University, Toronto Ontario.


Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this Registration statement, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding Common Stock of Paragon Polaris. Also included are the shares held by all executive officers and directors as a group.

                                   Number of           Percent of
                                   Shares Owned
 Name and Address                  Beneficially        Class Owned


Robert Foo                              250,000             9.62
4138 Staulo Crescent
Vancouver, BC V8N 3S2

Samuel Lau                              250,000             9.62
#211 - 1503 West 66th Avenue
Vancouver, BC V6P 2R8

Marie M. Charles                        200,000             7.70
Po Box 4456
Pasadena, TX 77503

Roy Donovan Hinton Jr.                  200,000             7.70
9200 Alemeda Genoa Road
Houston, TX 77075

Darren Quan                             200,000             7.70
313 Oakhaven Drive
Pleasanton, TX 78064

George R. Quan                          200,000             7.70
29 King Street
Belize City, Belize

Marsha Quan                             200,000             7.70
313 Oakhaven Drive
Pleasanton, TX 78064

All directors and executive
Officers as a group (2 persons)         500,000            19.23 %

The persons listed are the sole officers and directors of Paragon
Polaris


Conflicts of Interest

The officers and directors will only devote a portion of their time to the affairs of Paragon Polaris. There will be occasions when the time requirements of the business conflict with the demands of their other business and investment activities. We may need to employ additional personnel. If this happens, we cannot be sure that good people will be available and if they are available, we can get them at a price we can afford.

There is no procedure in place, which would allow either Mr. Foo or Mr. Lau to resolve potential conflicts in an arms-length fashion. We must rely on them to use their discretion to resolve these conflicts.

Description of securities

Common Stock.

The Articles of Incorporation of Paragon Polaris authorize the issuance of 25,000,000 shares of Common Stock. Each holder of record of Common Stock is entitled to 1 vote for each share held on all matters properly submitted to the stockholders for their vote. The Articles of Incorporation do not permit cumulative voting for the election of directors.

Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of
legally available funds.   In the event of liquidation,
dissolution or winding up of the affairs of the Paragon Polaris, holders are entitled to receive, ratably, the net assets available to stockholders after distribution is made to the preferred shareholders, if any.

Holders of Common Stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when issued will be duly authorized, validly issued, fully paid, and non assessable. If additional shares of Paragon Polaris Common Stock are issued, the relative interests of then existing stockholders may be diluted.


Transfer Agent

Paragon Polaris is currently serving as its own transfer agent, and plans to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for its securities. Should Paragon Polaris securities be quoted on any exchange or OTC quotation system or application is made to have the securities quoted, an independent transfer agent will be appointed.


Indemnification of Officers and Directors

As permitted by Nevada law, Paragon Polaris's Articles of Incorporation provide that Paragon Polaris will indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.


Exclusion of Liabilities

Pursuant to the laws of the State of Nevada, Paragon Polaris's Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.


Disclosure of Commission position on indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Paragon Polaris pursuant to provisions of the State of Nevada, Paragon Polaris has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.


Organization within the last five years

Paragon Polaris was incorporated in the State of Nevada on May 27, 1999 and is in the early stages of development. From inception the only activities of Paragon Polaris have been the development of its business plan and the preparation for this Registration statement. It has no revenues nor does it have any expectation of revenues until the completion of this offering and the commencement of business.


Description of business

On July 1, 1999 Paragon Polaris received from David R. Mortenson & Associates of Alvin, Texas, the rights to distribute and produce, in the state of Pennsylvania, an oxygen enriched water product for fish farming, aquaculture, mariculture, poultry raising, and for treating animal waste from dairies, feedlots of all kinds, and for other similar uses. These production and distribution rights were received from Mortenson and Associates in exchange for 2,000,000 shares of common stock. Mortenson acquired these rights from the inventors of the product, N. W. Technologies, Inc. under a distribution agreement. Several months later the contract granting David R. Mortenson & Associates rights to the technology was withdrawn. Mortenson sued NW Technologies Inc. in Harris County Court, Houston Texas.

To compensate for the possibility that we could lose our principal asset and the obvious delay that this dispute and court action has caused, David R. Mortenson & Associates has agreed to suspend all financial requirements that are due or will be due in the future until the dispute with NW is resolved. They have also agreed to grant an alternative license to Paragon Polaris for the distribution of vitamin and herbal supplements for the states of Idaho and Oregon. This license will enable us to create a business plan and start the process of getting into business.

The License.

Paragon Polaris has a three year license to market and sell vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of
customers.   All of these individuals and organizations will
order their products directly from VitaMineralHerb.com via the Internet for sale to their clients. The license will be automatically renewed unless Paragon Polaris or VitaMineralHerb.com gives the other notice of its intent not to renew.

As a licensee of VitaMineralHerb.com, Paragon Polaris eliminates the need to develop products, store inventory, build and maintain a website, establish credit card processing and develop a fulfillment system. This enables us to focus strictly on marketing and sales. Paragon Polaris plans to target health and fitness professionals in Idaho and Oregon who wish to offer health and fitness products to their customers.

Paragon Polaris and its customers will have access to all products offered on the VitaMineralHerb.com website, as well as the ability to order custom-formulated and custom-labeled products. VitaMineralHerb.com sets the price for products based on the manufacturer's price, plus a markup that provides a 10% commission to VitaMineralHerb.com and a profit for Paragon Polaris.

Three different labeling options are available to customers:

     - products may be ordered with the manufacturer's standard label with no customization.
     - the fitness or health professional may customize the labels by adding its name, address, and phone number to the standard label. In most cases, these labels would be a standardized label with product information and a place on the label for the wording "Distributed by". This gives the health and fitness professionals a competitive edge.
     - labels may be completely customized for the health or fitness professional.

When a fitness or health professional becomes a client, the Paragon Polaris salesperson will show the client how to access the VitaMineralHerb.com website. The client is assigned an identification number that identifies it by territory, salesperson, and business name, address, and other pertinent information. The health or fitness professional may then order the products it desires directly through the VitaMineralHerb.com website, paying for the purchase with a credit card, electronic check or "e-check", or debit card. All products are shipped by the manufacturer directly to the professional or its clients.

Paragon Polaris is not obliged to purchase and maintain a large inventory, an order desk or shipping department. This method of doing business, which only a short time ago would be unthinkable is now a preferred way of shopping, whether wholesale or retail, for a large segment of the population of North America.

The website is maintained by VitaMineralHerb.com and each licensee pays an annual website maintenance fee of $500. All financial transactions are handled by Vita's Internet clearing bank. The VitaMineralHerb.com webmaster downloads e-mail orders several times a day, checks with the clearing bank for payment and then submits the product order and electronic payment to International Formulation and Manufacturing. VitaMineralHerb.com then forwards the money due Paragon Polaris via electronic funds transfer.

VitaMineralHerb.com software tracks all sales through the customer's identification number, and at month end, e-mails to Paragon Polaris a detailed report including sales commissions. VitaMineralHerb.com has indicated that it will use e-commerce advertising such as banner ads on major servers and web sites, as well as attempting to insure that all major search engines pick VitaMineralHerb.com first. All sales originating from the website to customers located in Idaho and Oregon will automatically be assigned to Paragon Polaris

Background on the Manufacturer and Distributor.

On June 9, 1999, VitaMineralHerb.com entered into a manufacturing agreement with International Formulation and Manufacturing Inc., a nutraceuticals manufacturing firm, located in San Diego, California. International Formulation and Manufacturing has been a contract manufacturer of vitamin, mineral, nutritional supplement, and alternative health products for various marketing
organizations for approximately six years.   International
Formulation and Manufacturing does no retail marketing.

In addition to a line of standard products, International Formulation and Manufacturing is able to manufacture custom blended products for customers. They also have the capability to supply privately labeled products for Paragon Polaris customers at a minimal added cost. VitaMineralHerb.com has just begun developing its vitamin marketing and distributorship business.

Implementation of the business plan.

The Paragon Polaris business plan is to determine the feasibility of selling VitaMineralHerb.com products to targeted markets. We will conduct research into the various potential target markets during the next six to twelve months. Should Paragon Polaris determine that its business plan is feasible, it intends to employ salespeople to call on medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers to interest these professionals in selling to their clients high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products. These professionals would sell the products to their clients and order them through the Internet.

Milestones:

1.   Confirmation of Market - February, 2001.  Management of
     Paragon Polaris has already begun to implement the first stage of the business plan. We intend to retain Mr. Edward Best of dealbuzz.com Inc. to do a marketing survey of the Province of Alberta. Mr. Best recently completed a sampling of 200 potential clients in the boroughs of Brooklyn, Queens and the Bronx, New York City considered by many to be one of the hardest and most competitive markets in the world. The results were very encouraging. 38% of the 200 potential customers contacted responded positively. Mr. Best estimates that it will take some 30 days to complete his sampling of our market. Our cost will be $1,500.

2. Establishment of an office - .March, 2001 One administration office is planned for the whole province. Sales people would office in their own homes. The one office that we would establish would act as a coordinating and business office, looking after sales support, book keeping and payroll. We estimate that office space will cost in the neighborhood of $16 per square foot including taxes and insurance. We estimate that we will require about 1,000 square feet initially.

3. Recruiting and training of sales people - 2nd quarter 2001. We estimate that we will require two sales people to cover the Province of Alberta; one headquartered in the city of Calgary covering the south half of the province and the other in Edmonton, the Provincial Capitol. Sales people will be provided with a basic draw against commissions of $1,000 per month. Our plan is have them initially cover the two major cites, thereby keeping expenses to a minimum.
     From Calgary and Edmonton, the secondary cities of Red Deer, Lethbridge Peace River and Lloydminster will be covered. Rural Alberta with hundreds of small towns and villages will be pre-qualified by telephone and then paid a sales call. Cost of recruiting is estimated at $3,000.

4 Advertising - beginning July, 2001. We envision advertising of our products and services as a very low-keyed approach. We believe that direct mail is the best and most cost effective method of reaching our potential clients. Due to the fact that we are targeting a fairly narrow segment of the population as potential retailers, a well-designed mail piece and cover letter with follow up by telephone should be adequate to introduce us to our potential clients. Design and production of a mailing piece is estimated at $7,000.

5. Generation of Revenues - July-August, 2001. Management of Paragon Polaris believes that a planned, slow-but-steady growth pattern will serve the organization in the best fashion. By keeping costs low and concentrating first on the major centers, we believe that we can generate revenues in a fairly short time. Initial order will provide a comparatively large purchase by the retailer. After that the distributors will order product as they require it. We believe that the initial surge of orders will provide enough cash flow to keep from using our working capital too rapidly and that we will be able to reach a break-even point or a small profit position before our capital is used up..

If the net proceeds received from this offering are not enough to accomplish those things we will have to obtain additional financing through an additional offering or through capital contributions by current shareholders. No commitments to provide additional funds have been made by management or shareholders. You cannot be sure that any additional funds will be available on
terms acceptable to Paragon Polaris or at all.   Paragon Polaris
expects to begin earning revenues shortly after a sales force is in place.

Growth of the Internet and electronic commerce.

The Internet has become an increasingly significant medium for communication, information and commerce. According to NUA Internet Surveys, as of February 2000, there were approximately
275.5 million Internet users worldwide. At the IDC Internet Executive Forum held on September 28-29, 1999, IDC stated that in 1999 US $109 billion in purchases were impacted by the Internet. IDC's vice president, Sean Kaldor, indicated that figure is expected to increase more than ten-fold over the next five years to US $1.3 trillion in 2003, with $842 million completed directly over the Web. Paragon Polaris believes that this dramatic growth presents significant opportunities for online retailers.

We have assembled some of the available data regarding Internet commerce that will be a portion of the information that is to be digested in order to complete our study as to feasibility.

Web Commerce:       1996      $2.6 billion
                    2000      $220 billion

Web Users:          1996      28 million
                    2000      175 million
  Source: Ziff Davis

   Nearly one trillion will be spent on Information Technology or "IT" in 2000, representing about 60 percent of all capital spending compared to just 10% of all capital spending in 1980.
  Source: NUA

Nearly half of US Internet users have purchased a product or service online.
 Source: A. C. Nielsen-May 11, 2000

Consumers who have used the Internet since 1995 spend an average of $ 388 per transaction while those who have been online for a year only spend an average of $ 187 per transaction. The equivalent figure for those who have been using the Internet since 1997 is $ 298.
 Source: National Association of Business Economics

An estimated 120 million Internet users, or 40 percent of the total number online, have already made an online purchase, according to a study from the Angus Reid Group. Over 50 % of all online transactions were made in the USA. US users made an average of 7 purchases in the three months before the survey, spending an average of $828. The worldwide average spent by an individual in the same period was less than $500.

75% of online shoppers in the US and Canada pay for e-commerce purchases by credit card. Direct bank drafts, bank transfers and cash on delivery are the other most favored payments methods. 93% of Internet shoppers around the world said they were "somewhat satisfied" or "extremely satisfied" with their online shopping experience.
 Source: Angus Reid Group

Internet advertising revenue more than doubled in 1999, coming to a year-end total of $ 4.62 billion.
 Source: Internet Advertising Bureau

AS OF MARCH, 2000 THERE WERE A WORLD-WIDE TOTAL OF 304,360,000
INTERNET CONNECTIONS.  THE BREAKDOWN IS AS FOLLOWS:

          Africa             2,589,000
          Asia/Pacific      68,900,000
          Europe            83,350,000
          Middle East        1,900,000
          USA & Canada     136,860,000
          South Africa      10.740,000

Source: Various; Methodology - Compiled by: Nua Internet
Surveys

Financial results from the first quarter of this year show that while Amazon nearly doubled it's revenue, it sustained bigger losses than during the same period last year. Despite this, sales were up 95 percent from USD294 million in 1999 to USD574 million in 2000.
 Source: Reuters

Global e-commerce will be worth 7.0 trillion dollars by 2004. 50% of global sales will come from the US.
 Source: Forrester

Growth of the Internet and electronic commerce.

The Internet has become an increasingly significant medium for communication, information and commerce. According to NUA Internet Surveys, as of February 2000, there were approximately
275.5 million Internet users worldwide. At the IDC Internet Executive Forum held on September 28-29, 1999, IDC stated that in 1999 US $109 billion in purchases were impacted by the Internet. IDC's vice president, Sean Kaldor, indicated that figure is expected to increase more than ten-fold over the next five years to US $1.3 trillion in 2003, with $842 million completed directly over the Web. Paragon Polaris believes that this dramatic growth presents very real opportunities for online retailers.

The vitamin, supplement, mineral and alternative health product market

In recent years, a growing awareness of vitamins, herbs, and other dietary supplements by the general public has created a whole new segment in the field of medicine and health care products. According to Jupiter Communications, online sales of such products are expected to be $434 million in the year 2003, up from $1 million in 1998. Paragon Polaris believes that several factors are driving this growth, including a rapidly growing segment of the population that is concerned with aging and disease. There is also a growing interest in preventative health care, favorable consumer attitudes toward alternative health products and a favorable regulatory statute, the Dietary Supplement Health and Education Act of 1994.

The electronic commerce industry is new, rapidly evolving and intensely competitive, and Paragon Polaris expects competition to intensify in the future. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. In addition, the vitamin supplement, mineral and alternative health product market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.

Paragon Polaris's competitors can be divided into several groups including:

     - traditional vitamins, supplements, minerals and alternative health products retailers;
     - the online retail initiatives of several traditional vitamins, supplements, minerals and alternative health products retailers;
     - online retailers of pharmaceutical and other health-related products that also carry vitamins, supplements, minerals and alternative health products;
     - independent online retailers specializing in vitamins, supplements, minerals and alternative health products;
     - mail-order and catalog retailers of vitamins, supplements, minerals and alternative health products, some of which have already developed online retail outlets; and
     - direct sales organizations, retail drugstore chains, health food store merchants, mass market retail chains and various manufacturers of alternative health products.

Many of Paragon Polaris's potential competitors have longer operating histories, larger customer or user base, greater brand recognition and significantly greater financial, marketing and other resources than we have. In addition, an online retailer may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other electronic services increases.

Competitors have and may continue to have aggressive pricing policies and devote substantially more resources to website and systems development than Paragon Polaris does. Increased competition may result in reduced operating margins and loss of market share.

Paragon Polaris believes that the principal competitive factors in its market are:

  -    ability to attract and retain customers;
  -    variety of product selection;
  -    product pricing;
  -    ability to customize products and labeling;
  -    quality and responsiveness of customer service.

We believe that we can compete favorably on these points.
However, we will have no control over how successful our competitors are in addressing these factors. In addition Paragon
Polaris online competitors can duplicate many of the products or services offered on the VitaMineralHerb.com site.

Paragon Polaris believes that traditional retailers of vitamins, supplements, minerals and other alternative health products face several challenges in succeeding.

     - Lack of convenience and personalized service. Traditional retailers have limited store hours and locations. Traditional retailers are also unable to provide consumers with product advice tailored to their particular situation.
     - Limited product assortment. The capital and real estate intensive nature of store-based retailers limit the product selection that can be economically offered in each store location.
     - Lack of customer loyalty. Although the larger traditional retailers often attract customers, many of these customers are only one-time users. People are often attracted to the name brands, but find the products too expensive.
     - the multilevel structure of some marketing organizations mandates high prices.

As a result we believe there is significant unmet demand for a shopping channel like that of VitaMineralHerb.com that can provide consumers of vitamins, supplements, minerals and other alternative health products with a broad array of products and a convenient and private shopping experience.

Paragon Polaris hopes to attract and retain consumers through the following key attributes of its business:

     -    Broad Expandable Product Assortment.  Paragon Polaris
       product selection is substantially larger than that offered by store-based retailers.
     - Low Product Prices. Product prices can be kept low due to volume purchases through Paragon Polaris's affiliation with
       VitaMineralHerb.com and other licensees.   Having no inventory,
       warehouse space and the need for limited administration will also make our prices lower. All products are shipped from International Formulation and Manufacturing's inventory.
     - Accessibility to Customized Products. At minimal cost, health and fitness practitioners may offer their customers customized products.
     - Access to Personalized Programs. Health or fitness professional can tailor vitamin and dietary supplement regimes to their clients.

Regulatory Environment

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Paragon Polaris sells will be subject to regulation by one or more U.S. federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.

The Food and Drug Administration, in particular, regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the- counter or homeopathic drugs. Under the Federal Food, Drug, and Cosmetic Act, the Food and Drug Administration may undertake enforcement actions against companies marketing unapproved drugs, or "adulterated" or "misbranded" products. The remedies available to the Food and Drug Administration include: criminal prosecution; an injunction to stop the sale of a company's products; seizure of products; adverse publicity; and "voluntary" recalls and labeling changes.

Food and Drug Administration regulations require that certain informational labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics. Specifically, the Food, Drug, and Cosmetic Act requires that food, including dietary supplements, drugs and cosmetics, not be "misbranded". A product may be deemed an unapproved drug and "misbranded" if it bears improper claims or improper labeling.

The Food and Drug Administration has indicated that promotional statements made about dietary supplements on a company's website may constitute "labeling" for purposes of compliance with the provisions of the Food, Drug, and Cosmetic Act. A manufacturer or distributor of dietary supplements must notify the Food and Drug Administration when it markets a product with labeling claims that the product has an affect on the structure or function of the body. Noncompliance with the Food, Drug, and Cosmetic Act, and recently enacted amendments to that Act discussed below, could result in enforcement action by the Food and Drug Administration.

The Food, Drug, and Cosmetic Act has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 and the Dietary Supplement Health and Education Act of 1994. The Dietary Supplement Health and Education Act created a new statutory framework governing the definition, regulation and labeling of dietary supplements.

With respect to definition, the Dietary Supplement Health and Education Act created a new class of dietary supplements, consisting of vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients.

Generally, under the Dietary Supplement Health and Education Act, dietary ingredients that were on the market before October 15, 1994 may be sold without Food and Drug Administration pre-approval and without notifying the Food and Drug Administration. In contrast, a new dietary ingredient, i.e., one not on the market before October 15, 1994, requires proof that it has been used as an article of food without being chemically altered or evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe.

Retailers, in addition to dietary supplement manufacturers, are responsible for ensuring that the products they market for sale comply with these regulations. Noncompliance could result in enforcement action by the Food and Drug Administration, an injunction prohibiting the sale of products deemed to be non-compliant, the seizure of such products and criminal prosecution.

The Food and Drug Administration has indicated that claims or statements made on a company's website about dietary supplements may constitute "labeling" and thus be subject to regulation by the Food and Drug Administration. With respect to labeling, the Dietary Supplement Health and Education Act amends, for dietary supplements, the Nutrition Labeling and Education Act by providing that "statements of nutritional support" also referred to as "structure/function claims" may be used in dietary supplement labeling without Food and Drug Administration pre-approval, provided certain requirements are met.

These statements may describe how particular dietary ingredients affect the structure or function of the body, or how a dietary ingredient may affect body structure or function, but may not state a drug claim. Here is an example: a claim that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease. A company making a "statement of nutritional support" must possess substantiating evidence for the statement, disclose on the label that the Food and Drug Administration has not reviewed the statement and that the product is not intended for use for a disease and notify the Food and Drug Administration of the statement within 30 days after its initial use.

It is possible that the statements presented in connection with product descriptions on VitaMineralHerb.com site may be determined by the Food and Drug Administration to be drug claims rather than acceptable statements of nutritional support. In addition, some of our suppliers may incorporate objectionable statements directly in their product names or on their products' labels, or otherwise fail to comply with applicable manufacturing, labeling and registration requirements for over-the-counter or homeopathic drugs or dietary supplements. As a result, VitaMineralHerb.com may have to remove some statements or products from its site or modify these statements, names or labels, in order to comply with Food and Drug Administration regulations. Such changes could interfere with Paragon Polaris marketing of products and could cause us to incur significant additional expenses.

In addition, the Dietary Supplement Health and Education Act allows the dissemination of "third party literature" in connection with the sale of dietary supplements to consumers at retail if the publication meets statutory requirements. Under the Dietary Supplement Health and Education Act, "third party literature" may be distributed if, among other things, it is not false or misleading, no particular manufacturer or brand of dietary supplement is promoted, a balanced view of available scientific information on the subject matter is presented and there is physical separation from dietary supplements in stores.

The extent to which this provision may be used by online retailers is not yet clear, and we cannot assure you that all pieces of "third party literature" that may be put out in connection with the products Paragon Polaris offers for sale will be determined to be lawful by the Food and Drug Administration. Any such failure could make that product an unapproved drug or a "misbranded" product, and may be exposing us to enforcement action by the Food and Drug Administration. This could require the removal of the non-compliant literature from the VitaMineralHerb.com website or the modification of Paragon Polaris selling methods. This could interfere with the marketing of that product and cause us to incur significant additional expenses.

Given the fact that the Dietary Supplement Health and Education Act was enacted only five years ago, the Food and Drug Administration's regulatory policy and enforcement positions on certain aspects of the new law are still evolving. Moreover, ongoing and future litigation between dietary supplement companies and the Food and Drug Administration will likely further refine the legal interpretations of that Act. As a result, the regulatory status of certain types of dietary supplement products, as well as the nature and extent of permissible claims will remain unclear for the foreseeable future.

Two areas in particular that pose potential regulatory risks are the limits on claims implying some benefit or relationship with a disease or related condition and the application of the physical separation requirement for "third party literature" as applied to Internet sales.

In addition to the regulatory situation under the Food, Drug and Cosmetic Act, the advertising and promotion of dietary supplements, foods, over-the-counter drugs and cosmetics is subject to scrutiny by the Federal Trade Commission. The Federal Trade Commission Act prohibits "unfair or deceptive" advertising or marketing practices, and it has pursued numerous food and dietary supplement manufacturers and retailers for deceptive advertising or failure to substantiate promotional claims, including, in many instances, claims made via the Internet.

The Federal Trade Commission has the power to seek administrative or judicial relief prohibiting a wide variety of claims, to enjoin future advertising, to seek redress or restitution payments and to seek a consent order and seek monetary penalties for the violation of a consent order. In general, existing laws and regulations apply fully to transactions and other activity on the Internet. The Federal Trade Commission is in the process of reviewing its policies regarding the applicability of its rules and its consumer protection guides to the Internet and other electronic media.

The Federal Trade Commission has already undertaken a new monitoring and enforcement initiative, "Operation Cure-All" targeting allegedly bogus health claims for products and treatments offered for sale on the Internet. Many states impose their own labeling or safety requirements that differ from or add to existing federal requirements.

Paragon Polaris cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it say what effect additional governmental regulations or administrative orders would have on its business in the future. Although the regulation of dietary supplements is less restrictive than that of drugs and food additives, we cannot be sure that the current laws and regulations concerning dietary supplements will remain less restrictive.

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Paragon Polaris sells may also be subject to regulation by one or more U.S. federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.

Regulation of the Internet.

In general, existing laws and regulations apply to the Internet. The exact manner in which these laws and regulations affect the Internet is sometimes uncertain. Most of these laws were adopted prior to the Internet and do not address the unique issues of the Internet or electronic commerce.

Numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection on the Internet. Due to the increasing use of the Internet as a medium for commerce and communication, it is possible that new laws and regulations could be passed. These new laws and regulations could cover issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the way existing laws and regulations apply to the Internet may slow the growth of Internet use and result in a decline in Paragon Polaris sales.

A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially affect growth and have a negative affect on our business.

Employees

Paragon Polaris is a development stage company and currently has no employees. Paragon Polaris is currently managed by Robert Foo and Samuel Lau, its officers and directors. We look to them for their management and financial skills and talents. Management plans to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees in the near future other than sales people to set up accounts.

Available Information and Reports to Securities Holders

Paragon Polaris has filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Paragon Polaris and its common stock, see the registration statement and the exhibits and schedules thereto. Any document Paragon Polaris files may be read and copied at the Commission's public reference room located at 450 Fifth Street N.W., Washington D.C. 20549, and the public reference rooms in New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Paragon Polaris filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

Upon completion of this offering, Paragon Polaris will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.

Forward looking statements

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons.


Management's discussion and analysis or plan of operation.

Upon the completion of all or part of the sale of shares contained in this offering, Paragon Polaris intends to proceed as quickly as possible to do an in-depth feasibility study and if and when that study proves the project to be feasible, hire one or more sales representatives to present its service to potential customers. Geography is an obstacle that must be dealt with.
The states of Idaho and Oregon are very large, making adequate coverage by one salesperson virtually impossible. A minimum of two representatives will be necessary. After opening accounts, these representatives will be necessary to service existing customers. Research has indicated that this servicing or detailing of already established accounts results in better reorders.

Estimated expenses for the next twelve months are as follows:

     Amount

     Feasibility study                            $10,000
     Two sales persons, draw against commissions
     @ $1000 per month                             36,000
     Administration                                12,000
     Employee benefits                             16,000
     Office rent                                 $ 12,000
     Office supplies,  including furniture       $ 10,000
     Development stage costs, including
     recruiting costs                               1,000
     Website maintenance                              500
     Contingency
                                                $   8,850

Total first year expenses
                                                $ 107,250

If the proposed offering proceeds are not received, operations would be scaled down. One sales person would be hired instead of two; administration would be handled by an officer and director at no cost. The same officer and director would supply office space during the start-up process. Growth would be much slower and Paragon Polaris would not be able to rent office space and hire administrative help until sales volumes and gross profits were large enough. If no funds are received from this offering, management would be forced to decide whether or not to proceed with the business and either delay starting or cancel the project completely.


Description of property.

Paragon Polaris maintains a mailing address at the office of one of its shareholders, but otherwise does not maintain an office.
We pay no rent and own no real estate.


Certain Relationships and Related Transactions

Prior to the date of this Registration statement Paragon Polaris issued to ten individuals a total of 2,000,000 shares of Common stock in consideration of acquiring the rights to manufacture and market an oxygen-enhanced product for use in aquaculture, fish and poultry farming and the bioremediation of waste ponds and lagoons in the state of Pennsylvania. David R. Mortenson and Associates acquired these rights from the inventors of the product, N.W. Technologies Inc. under a distribution agreement.

In December, 1999 N.W. Technologies unilaterally canceled its contract and distribution agreement with David R. Mortenson and Associates. Mortenson and several of the concerns that have an interest in the technology through distribution agreements with Mortenson, have filed suit in Harris County court, Texas against N.W. Technologies Inc, its officers and directors and several other individuals and concerns involved with the cancellation and withdrawal.

Paragon Polaris is not withdrawing from its agreement with Mortenson for the distribution and manufacture of the oxygen-enhanced products, nor has it any intention of doing so at the present time. All obligations under that agreement have been suspended until the lawsuit is resolved.

In order to avoid litigation with Paragon Polaris and to protect our shareholders Mortenson granted a distribution license for an Internet based vitamin and health supplement company. The company, VitaMineralHerb.com, is located San Diego, California. There was no charge for this distribution license for the states of Idaho and Oregon.


Market for common equity and related stockholder matters.

Paragon Polaris is a development stage company that is still in the beginning stages of implementing its business plan. No market currently exists for the Common Stock. Upon completion of all or part of the offering of common shares contained in this prospectus, it is the intention of Paragon Polaris to apply for a trading symbol and a listing to have its shares quoted on the OTC Bulletin Board.

There can be no assurance that any part of this offering will be subscribed to and if all or part of the offering is subscribed to, that the request of Paragon Polaris to have the price of its stock quoted on the OTC Bulletin Board will be granted. You should take all of the above facts into consideration before making a decision to purchase any amount of Paragon Polaris stock.


Executive compensation

No officer or director of Paragon Polaris has received any remuneration. Although there is no current plan in existence, it is possible that Paragon Polaris will adopt a plan to pay or accrue compensation to its officers and directors for services related to the implementation of the business plan. See "Certain Relationships and Related Transactions". Paragon Polaris has no stock option, retirement, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future.
















                 PARAGON POLARIS STRATEGIES.COM INC.

                  (A DEVELOPMENT STAGE ENTERPRISE)







                    INTERIM FINANCIAL STATEMENTS
                      (PREPARED BY MANAGEMENT)

           AS AT SEPTEMBER 30, 2000 AND DECEMBER 31, 1999


























                 PARAGON POLARIS STRATEGIES.COM INC.
                   A DEVELOPMENT STAGE ENTERPRISE

                           BALANCE SHEETS
           AS AT SEPTEMBER 30, 2000 AND DECEMBER 31, 1999
                      (PREPARED BY MANAGEMENT)

                               ASSETS
                                       SEPTEMBER          DECEMBER
                                       30, 2000           31, 1999
                                       UNAUDITED          AUDITED
CURRENT ASSETS:
  CASH                                  0                  0

TOTAL CURRENT ASSETS                    0                  0

OTHER ASSETS
  LICENSE RIGHTS                        0                  0

TOTAL ASSETS                            0                  0

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     ACCOUNTS PAYABLE                   293                1,200

TOTAL CURRENT LIABILITIES               293                1,200

STOCKHOLDERS' EQUITY:
     Common stock, $0.001 par
     Value; 100,000,000 shares
     Authorized, and 2,600,000 (2,600,000)
     Shares Issued and outstanding    2,600                2,500

     ADDITIONAL PAID-IN CAPITAL      12,055                155

     (DEFICIT ACCUMULATED DURING
     THE DEVELOPMENT STAGE)         (12,948)              (1,855)

TOTAL STOCKHOLDERS' EQUITY            1,707                800

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      0                0

                 PARAGON POLARIS STRATEGIES.COM INC.
                  (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF OPERATIONS
   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND FOR THE PERIOD
           MAY 28, 1999 (INCEPTION) TO DECEMBER, 31, 1999
                      (PREPARED BY MANAGEMENT)

                                      SEPTEMBER         DECEMBER
                                      30, 2000          31,1999
                                      UNAUDITED         AUDITED

REVENUES:                          $          0         $      0

OPERATING EXPENSES:


  TAXES AND LICENSES                          0              320
  OFFICE EXPENSES                            93              130
  LEGAL AND ACCOUNTING FEES               9,250            1,405
  CONSULTING FEES                         1,750                0

TOTAL OPERATING EXPENSES                 11,093            1,855

NET (LOSS) FOR THE PERIOD               (11,093)          (1,855)

 NET (LOSS) PER SHARE                   $ (0.00)         $ (0.00)


WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING       2,600,000            2,500,000
















                 PARAGON POLARIS STRATEGIES.COM INC.
                  (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF CASH FLOWS
    FOR THE NINE MONTHS ENDING SEPTEMBER 30, 2000 AND THE PERIOD
         MAY 28, 1999 (INCEPTION) THROUGH DECEMBER 31, 2000
                      (PREPARED BY MANAGEMENT)

                                   SEPTEMBER                DECEMBER
                                   30,2000                  31, 1999
                                   UNAUDITED                AUDITED
CASH FLOWS FROM (TO)
OPERATING ACTIVITIES:

  NET INCOME (LOSS)              $  (11,093)               $(1,855)
  NET INCREASE (DECREASE)
  IN ACCOUNTS PAYABLE             (     907)                 1,200

NET CASH (USED) BY OPERATING
ACTIVITIES                          (12,000)                  (655)

CASH FLOWS FROM (TO)
INVESTING ACTIVITIES:

  PURCHASE OF LICENSE RIGHTS              0                 (2,000)

CASH FLOWS FROM (TO)
FINANCING ACTIVITIES:

  ISSUANCE OF COMMON STOCK           12,000                  2,655

NET INCREASE (DECREASE) IN CASH           0                      0

CASH, BEGINNING OF PERIOD                 0                      0

CASH, END OF PERIOD                $      0          $           0



               NOTES TO UNAUDITED FINANCIAL STATEMENTS
                             (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with US Securities and Exchange Commission ("SEC") requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The financial statements should be read in conjunction with the year ended December 31, 1999 financial statements of Paragon Polaris Stratagies.com Inc. ("Registrant") included in the Form SB-2 filed with the SEC by the Registrant.

The results of operations for the interim period shown in this report are not necessarily indicative of the results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operation. All such adjustments are of a normal recurring nature.






                        FINANCIAL STATEMENTS.





                PARAGON POLARIS STRATEGIES.COM  INC.

                  (A Development Stage Enterprise)






                            AUDIT REPORT

                          December 31, 1999









                      Janet Loss, C.P.A., P.C.
                     Certified Public Accountant
                 1777 S. Harrison Street, Suite 2100
                       Denver, Colorado 80210


                 PARAGON POLARIS STRATEGIES.COM INC.
                  (A Development Stage Enterprise)

                        FINANCIAL STATEMENTS
INDEX TO FINANCIAL STATEMENTS
TABLE OF CONTENTS



ITEM                                                             PAGE

Report of Certified Public Accountant..................          36


Balance Sheet, December 31, 1999 .........................       37

Statement of Operations, for the
Period April 2, 1999 (Inception)
Through December 31, 1999.................................       38

Statement of Stockholders' Equity
(Deficit), April 2, 1999 (Inception)
Through December 31, 1999.................................       39

Statement of Cash Flows for the
Period From April 2, 1999 (Inception)
Through December 31, 1999 ................................       40

Notes to Financial Statements............................    41& 42













                      Janet Loss, C.P.A., P.C.
                     Certified Public Accountant
                 1777 S. Harrison Street, Suite 2100
                       Denver, Colorado 80210
                           (303) 782-0878

                    INDEPENDENT AUDITOR'S REPORT

Board of Directors
Paragon Polaris Strategies.com Inc.
404 Scott Point Drive
Salt Spring Island, British Columbia V8K 2R2
Canada

I have audited the accompanying Balance Sheet of Paragon Polaris Strategies.com Inc. (A Development Stage Enterprise) as of December 31, 1999 and the Statements of Operations, Stockholders' Equity, and Cash Flows for the period May 27, 1999 (Inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

My examination was made in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paragon Polaris Strategies.com Inc. as of December 31, 1999, and the results of its operations and changes in its cash flows for the period from May 27, 1999 (Inception) through December 31, 1999, in conformity with generally accepted accounting principles.


Janet Loss, C.P.A., P.C.
December 2, 2000




                                 F-1




                 PARAGON POLARIS STRATEGIES.COM INC.
                  (A Development Stage Enterprise)

                        BALANCE SHEET
                      December 31, 1999


                           ASSETS


CURRENT ASSETS:

   License Rights                               $       0

     TOTAL ASSETS                           $           0

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

  Accounts Payable                              $     1,200

  STOCKHOLDERS' EQUITY:

  Common stock, $0.001 par
  Value; 25,000,000 shares
  Authorized, and 2,500,000 shares
  Issued and outstanding                         $    2,500

  Additional Paid-In Capital                            155

  Deemed Dividend re:  Purchase of  License Rights   (2,000)

  (Deficit)                                          (4,655)

     Total Stockholders' Equity (Deficit)        $   (1,200)

     TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                   $             0

The accompanying notes are an integral part of the financial statements.


                             F-2
             PARAGON POLARIS STRATEGIES.COM Inc.
              (A Development Stage Enterprise)

                   STATEMENT OF OPERATIONS
           For the Period May 27, 1999 (Inception)
                  Through December 31, 1999

REVENUES:                                     $         0


OPERATING EXPENSES:

  Accounting and Legal Fees                     $       1,405
  Office Expenses                                      130
  Other Fees                                           320

     TOTAL OPERATING EXPENSES                          1,855


  NET (LOSS)                                        $(1,855)



NET (LOSS) PER SHARE                               $(0.0007)



Weighted Average Number of
Common Shares Outstanding                         2,500,000










The accompanying notes are an integral part of the financial statements.

                             F-3




             PARAGON POLARIS STRATEGIES.COM INC.
              (a Development Stage Enterprise)

         STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
    For the Period May 27, 1999 through December 31, 1999



                                                       (Deficit)
                                                       Accumulated
                     Common      Common    Additional               Total
                     Stock       Stock                 During       Stockholder's
                     Number of   Amount    Paid- in    the
                     Shares                Capital     Development  Equity
                                                       Stage

May 28, 1999
Issuance of                      500       155         0            655
Common Stock for     500,000
Cash


Issuance of Common
Stock                2000000     2000      0           0            2,000
For License Rights


Deficit for the
Period From
May 27, 1999         0           0         0           (1,855)      (1,855)
(Inception)
Through December 31,
1999



Balance December 31, 2500000     2500      155         (1,855)       800
1999















The accompanying notes are an integral part of the financial statements.

                             F-4






             PARAGON POLARIS STRATEGIES.COM INC.
              (A Development Stage Enterprise)
                   STATEMENT OF CASH FLOWS

           For the Period May 28, 1999 (Inception)
                  Through December 31, 1999



CASH FLOWS FROM OPERATING
ACTIVITIES:

  Net Income (Loss)                                       (1,855)


Change in Assets and Liabilities:

  Increase in Accounts Payable                             1,200

Net Cash (Used) by Operating Activities                     (655)


CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of License Rights                              (2,000)


CASH FLOWS FROM (TO) FINANCING ACTIVITIES:

  Issuance of Common Stocks                                2,655



INCREASE (DECREASE) IN CASH                                    0

CASH, BEGINNING OF PERIOD                                      0

CASH, END OF PERIOD                                 $          0

The accompanying notes are an integral part of the financial statements.


                             F-5



             PARAGON POLARIS STRATEGIES.COM INC.
              (A Development Stage Enterprise)

                NOTES TO FINANCIAL STATEMENTS
                      December 31, 1999


NOTE I - ORGANIZATION AND HISTORY

The Company is a Nevada Corporation and the Company has been in the development stage since its formation on May 28, 1999.

The Company's only activities have been organizational, directed at acquiring its principle assets, raising its initial capital and developing its business plan.


NOTE II - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE ACTIVITIES

The Company has been in the development stage since inception.

ACCOUNTING METHOD

The Company records income and expenses on the accrual method.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents includes cash on hand, cash on deposit, and highly liquid investments with maturities generally of three months or less. At December 31, 1999, there were no cash equivalents.

YEAR END

The Company has elected to have a fiscal year ended December
31st.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of financial statements, as well as revenues and expenses reported for the periods presented. The Company regularly assesses these estimates and, while actual results may differ management believes that the estimates are reasonable.


NOTE III - RELATED PARTY TRANACTIONS

Dorothy Mortenson is the wife of David R. Mortenson. She is the original incorporator of the Company and served as Corporate Secretary until January 17, 2000 when her shares were purchased by present management. David R. Mortenson is a principal in both David R. Mortenson and Associates and VitaMineralHerb.com.

The Company has entered into an agreement made effective July 1, 1999 with David R. Mortenson & Associates (Grantor) to receive the rights to distribute the water treatment products developed by NW Technologies, Inc. for the State of Pennsylvania. Minimum purchase requirements were $125,000 the first year and $175,000 the second year.

On July 6, 1999 the Company filed a Form D pursuant to
section 3(b) of the Securities Act of 1933 and Rule 504 promulgated thereunder with the Securities and Exchange Commission registering the issuance of 200,000 shares of common stock to each of the ten general partners of David R. Mortenson and Associates, a Texas general Partnership. The shares were issued at a price of $0.001 per share being the par value per share for a total of $2,000 in exchange for the water remediation license. The water remediation license is recorded a cost of $0, being the original cost of the license to David R. Mortenson and Associates. The difference between the issue price of the shares and the cost of the license is recorded as a deemed dividend.

 The agreement with David R. Mortenson & Associates was entered into by previous management.

NOTE IV - SUBSEQUENT  EVENTS

In December, 1999 N.W. Technologies, Inc. unilaterally cancelled its contract with David Mortenson & Associates. Early in the year 2000 David Mortenson & Associates laid suit against N.W. Technologies, Inc. in Harris County Court, Texas.

In the opinion of management, the Company has no direct or indirect interest in the Texas lawsuit

In a letter dated  January 5, 2000 David Mortenson &
Associates suspended all present and future payments under the License Agreement until their dispute with N.W.
Technologies is resolved.

Due to the dispute regarding the water remediation license, David R. Mortenson and Associates gave an additional license to the Company on January 20, 2000. The license is to distribute vitamins, minerals, herbs and other health products and supplements via the Internet. The license calls for a 10% add-on for all products purchased and an annual $500 website maintenance fee. The effective date of the License Agreement was January 3, 2000. The license is for an initial three years from the effective date and is automatically renewable unless either party to the license agreement gives ninety days written notice of non-renewal prior to expiration date. No amounts have been recorded in these financial statements regarding the granting of the license.

Dorothy Mortenson is the wife of David R. Mortenson. She is an original incorporator of the Company and served as Corporate Secretary until January 17, 2000 when her shares were purchased by present management. David R. Mortenson is a principal in both David Mortenson & Associates and VitaMineralHerb.com. Neither Mr. or Mrs. Mortenson own or have owned any of the Company's securities since January 17, 2000. Outside of his association with VitaMineralHerb.com, Mr. Mortenson has no connection with Paragon Polaris.

To date we have spent a total of $ 12,843, including $8,500 legal and preparation fees for the registration statement;
$2,500 in accounting fees; $1,500 in Edgar filing fees and $ 343 miscellaneous office expenses. These costs are all expensed as they are incurred.

Changes in and Disagreements with Accountants on Accounting and Financial disclosure.

There have been no changes in and/or disagreements with Janet Loss, C.P.A., P.C. on accounting and financial disclosure matters.








PART II - Information Not Required in Prospectus


Indemnification of directors and officers.

Pursuant to Nevada law, a corporation may indemnify a person who is a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is an officer, director, employee or agent of the corporation, against such person's costs and expenses incurred in connection with such action so long as he/she has acted in good faith and in a manner which he/she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in the case of criminal actions, had no reasonable cause to believe his or her conduct was unlawful. Nevada law requires a corporation to indemnify any such person who is successful on the merits or defense of such action against costs and expenses actually and reasonably incurred in connection with the action.

The bylaws of Paragon Polaris filed as Exhibit 3.2, provide that Paragon Polaris will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Paragon Polaris, absent a finding of negligence or misconduct in office. The Bylaws also permit Paragon Polaris to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Paragon Polaris has the power to indemnify such person against liability for any of those acts.


Other expenses of issuance and distribution.

Expenses incurred or (expected) relating to this
Registration statement and distribution are as follows:
          Legal fees                        $30,000.00
          Accounting                         10,000.00
          (Edgar filing and Printing)         5,000.00

TOTAL                                       $45,000.00

To date Paragon Polaris has spent a total of $12,843 for office expenses and legal and accounting fees.





Recent sales of unregistered securities.

Set forth below is information regarding the issuance and sales of Paragon Polaris securities without registration since its formation. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

On May 28, 1999, Paragon Polaris issued 500,000 shares of common stock to J. P. Beehner and Dorothy Mortenson, our original officers and directors, as founders' shares in return for the time, effort and expenditures to organize and form the corporation. These shares were issued pursuant to
Section 4(2) of the Securities Act of 1933. On June 18, 1999 Paragon Polaris issued 200,000 shares of common stock each to ten individuals: David R. Mortenson, Roy Donovan Hinton, Jr., Marie M. Charles, George R. Quan, Marsha Quan, Darren Quan, C.E. Kaiser, James R. Collins, Jock R. Collins and Laurent R. Barbadaux - for a total of 2,000,000 shares in return for the water treatment rights for the state of Pennsylvania and the development of the business plan.
These shares were issued pursuant to Section 4(2) of the Securities Act of 1933. All of the shares described in this paragraph were issued to a small number of sophisticated or accredited investors who were active in our business and had thorough knowledge concerning us. All issued shares bear a restrictive legend and were sold pursuant to a letter of intent.

On January 17, 2000 the 500,000 founders' shares of common
stock were purchased by our present officers and directors.
This purchase was made in reliance upon Section 4(1) of the
Securities Act of 1933 in that the sale was made to our
present officers and directors who are sophisticated and
accredited investors and who had complete access to all
information concerning us.    All issued shares bear a
restrictive legend and were sold pursuant to a letter of intent.

On May 15, 2000 Paragon Polaris issued 100,000 shares of common stock for cash at a price of $0.12 per share for an aggregate of $12,000 to Sandringham Investments Limited. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933. All of the shares described in this paragraph were issued to a small number of sophisticated or accredited investors who were active in our business and had thorough knowledge concerning us. All issued shares bear a restrictive legend and were sold pursuant to a letter of intent. In addition, these shares were also sold in reliance upon the exemption in Regulation S, since the investors are all residents of Canada who purchased their securities subject to the restrictions of Rule 144.


Exhibits.

The following exhibits are filed as part of this Registration statement;

          Exhibit
          Number         Description

           3.1          Articles of Incorporation*
           3.2          Bylaws*
           5.1          Opinion re: Legality
           10.1         License Agreement*
           10.2         Assignment of License Agreement*
           10.3         License Agreement-Water*
           23.1         Consent of Independent Auditors
           23.2         Consent of Counsel (See Exhibit 5.1)

* Previously supplied.

               Undertakings.

               The undersigned registrant hereby undertakes:

1)  To file, during any period in which offers or sales are
  being made, a post-effective amendment     to this
  Registration statement:

     (a)  To include any Prospectus required by section
       10(a)(3) of the Securities Act;

     (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
        Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c)  To include any additional or changed material
     information to the plan of       distribution.

          2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration
  Statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

                  3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

4) For determining any liability under the Securities Act, to treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration statement as of the time the Commission declared it effective.
5) For determining any liability under the Securities Act to treat each post-effective amendment that contains a form of Prospectus as a new Registration Statement for the securities offered and the offering of the securities at that time as the initial bona fide Offering of those Securities.


Signatures
Signatures
               In accordance with the requirements of the Securities Act of 1933, (Deletion) the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, (deletion) in the City of Vancouver, Province of British Columbia Canada.

On December 12, 2000

(Registrant)    Paragon Polaris Strategies.com Inc.

By: /S/Robert Foo               By: /S/ Samuel Lau
Robert Foo, President           Samuel Lau, Secretary Treasurer
Date: December 12, 2000         Date: December 12, 2000

By: /S/ Robert Foo
President and Director
December 12, 2000

By:/S/Samuel Lau
Secretary/Treasurer, CFO and Director
December 12, 2000











                         EXHIBIT 5.1







                   OPINION AS TO LEGALITY

                    ARTHUR J. FROST, LTD.
                    Arthur J. Frost, Esq.
                  7549 W. Heatherbrae Drive
                   Phoenix, Arizona 85033
                       (623) 849-2050
                  (623) 873-1799 Facsimile

December 6, 2000

Paragon Polaris Strategies.com Inc.
404 Scott Point Drive
Salt Spring Island, BC V8K 2R2
Canada

Re: Paragon Polaris Strategies.com Inc. registration statement on Form SB2

Ladies and Gentlemen:

     We have acted as counsel for Paragon Polaris
Strategies.com Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form SB2 (the "registration statement") filed with the Securities and Exchange Commission (the
"Commission") pursuant to the Securities Act of 1933 (the
"Act"), relating to the public offering (the "offering") or up to one million (1,000,000) shares (the "Shares") of; the Company's common stock, $0.001 par value (the "Common
Stock") by the issuer through the means of a self-underwriting. This opinion is being furnished pursuant to
Item 601(b)(5) of Regulation  S-B.

     In rendering the opinions set forth below, we have reviewed (a) the registration statement and exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and
(e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that all issued shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada. (Chapter 78A of the Nevada Revised Statutes)

     We are also of the opinion that if and when the registration statement should become effective, all shares sold to the public through the use of the registration statement and the prospectus contained therein, will be validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada. (Chapter 78A of the Nevada Revised Statutes)




     We hereby consent to the use of this opinion as an Exhibit to the registration statement and to all references to this Firm under the caption "Interests of Named Experts and Counsel" in the registration statement.

Very Truly Yours,

Arthur J. Frost Ltd.

/S/ Arthur J. Frost
     Arthur J. Frost








                        EXHIBIT 23.1






               CONSENT OF INDEPENDENT AUDITOR

                  Janet Loss, C.P.A., P.C.
                 Certified Public Accountant
                     1780 South Bellaire
                          Suite 500
                      Denver, CO 80222


The Board of Directors
PARAGON POLARIS STRATEGIES.COM INC.
404 Scott Point Drive
Salt Spring Island, BC V8K 2R2
Canada

Dear Sirs:

This letter will authorize you to include the Audit of your company dated December 31, 1999 and the Audit Report dated
October 20, 2000 in the Registration statement currently under review with the Securities and Exchange Commission.


Yours Truly,

/S/   Janet Loss, C.P.A., P.C.
     Janet Loss, C.P.A., P.C.

October 24, 2000